August 2, 2010

Securities and Exchange Commission
100 F Street, NW
Washington, D.C. 20549

Re:     WestMountain Distressed Debt, Inc.
       EIN: 26-1315407

Commissioners:

We were previously the principal accountants for WestMountain Distressed Debt, Inc., and we reported on the financial statements of WestMountain Distressed Debt, Inc. as of December 31, 2009 and 2008, and for the years ended December 31, 2009 and 2008. We have not provided any audit services to WestMountain Distressed Debt, Inc. since the audit of the December 31, 2009 financial statements. We did conduct a quarterly review on the interim financial statements of WestMountain Distressed Debt, Inc. through March 31, 2010. Effective July 28, 2010, we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.01 of its amended Form 8-K dated July 28, 2010. We agree with the statements concerning our Firm in Item 4.01 of the amended Form 8-K. We have no basis on which to agree or disagree with other statements made in the amended Form 8-K.

Very truly yours,

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Englewood, Colorado